UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                                                                                                March 11, 2011

(Exact name of registrant as specified in its charter)
Delaware	000-13059	33-0055414
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3169 Red Hill Avenue, Costa Mesa, CA	92626
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (714) 549-0421

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  On March 11, 2011, Ceradyne, Inc. (the “Company”), following approval by the Compensation Committee of the Board of Directors, entered into Change in Control and Severance Agreements (the “Agreements”) with each of the following named executive officers (each, an “Executive” and together, the “Executives”): (1) Joel P. Moskowitz, the Company’s Chairman of the Board, Chief Executive Officer and President, (2) Jerrold J. Pellizzon, the Company’s Chief Financial Officer and Corporate Secretary, and (3) David P. Reed, the Company’s Vice President and President of North American Operations.

Each Agreement provides that the Executive is entitled to receive severance compensation if both of the following events occur:

•	there is a “change in control” of the Company, and

•
within 24 months following the change in control, there is a termination of the Executive either (i) by the Company for any reason other than cause, the disability of the Executive, or the Executive’s death, or (ii) by the Executive for good reason.

The Executives are not entitled to receive any severance compensation in the event that their employment is terminated due to death, disability, resignation without good reason, or for cause, even if such termination or resignation occurs subsequent to the consummation of a change in control.

For purposes of the Agreements, a “change in control” shall be deemed to have occurred if: (i) a merger, consolidation or similar transaction involving the Company is consummated which results in a change in beneficial ownership of securities constituting 50% or more of the total combined voting power of all outstanding securities of the Company, or (ii) a sale, transfer or other disposition (in one transaction or a series of related transactions during the 12-month period ending on the date of the most recent transaction) of all or substantially all of the assets of the Company shall be consummated, or (iii) any person or group of related or affiliated persons acquires, directly or indirectly, beneficial ownership of securities constituting more than 50% of the total combined voting power of all outstanding securities of the Company, or (iv) at any time during any period of 12 consecutive months during the term of the Agreement, individuals who at the beginning of the 12-month period constituted the entire Board of Directors of the Company do not constitute a majority of the Board of Directors.  Each of the foregoing events is subject to specified exceptions and limitations as described in the Agreements.

In the event that the conditions for payment of severance compensation to an Executive are met, then the Executive shall be entitled to receive:

•	a lump sum payment in an amount equal to two times the Executive’s highest annual base salary in effect during the 12-month period immediately preceding the date of termination of employment, and

•	a lump sum payment of an amount equal to two times the average cash bonus earned by the Executive during the three calendar years immediately preceding the date of termination of employment, and

•
the continuation of coverage for the Executive and the Executive’s eligible spouse and dependents under the Company’s group medical, dental, and vision plans until the first to occur of (i) the 18-month anniversary of the date of the Executive’s termination of employment, or (ii) the date upon which the Executive becomes covered under similar benefit plans (or the Company will arrange to provide the Executive with continued benefits substantially similar to those which the Executive would have been entitled to receive under such benefit plans).

The Agreements do not impair any rights that the Executives may have under any restricted stock unit or stock option agreements that provide for the acceleration of vesting following a change in control of the Company.  The receipt by an Executive of any severance compensation pursuant to the Agreement is subject to the execution by the Executive of a general release of claims in favor of the Company.

The term of each Agreement commenced on the date of signing and will continue for 36 months, which period will be automatically renewed on a daily basis unless notice of non-renewal or termination of the Agreement is given by either the Company or the Executive or the Agreement is sooner terminated pursuant to its termination provisions.

The foregoing summary of the Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreements, which are attached as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(d)            Exhibits.

Exhibit Number	Description
10.1	Change in Control and Severance Agreement, dated March 11, 2011, between Ceradyne, Inc. and Joel P. Moskowitz.
10.2	Change in Control and Severance Agreement, dated March 11, 2011, between Ceradyne, Inc. and Jerrold J. Pellizzon.
10.3	Change in Control and Severance Agreement, dated March 11, 2011, between Ceradyne, Inc. and David P. Reed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERADYNE, INC.

March 16, 2011	By:	/s/ Jerrold J. Pellizzon
Jerrold J. Pellizzon
Chief Financial Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.1	Change in Control and Severance Agreement, dated March 11, 2011, between Ceradyne, Inc. and Joel P. Moskowitz.
10.2	Change in Control and Severance Agreement, dated March 11, 2011, between Ceradyne, Inc. and Jerrold J. Pellizzon.
10.3	Change in Control and Severance Agreement, dated March 11, 2011, between Ceradyne, Inc. and David P. Reed.